Exhibit 99.1

Gaia Reports Second Quarter 2016 Results

BOULDER, CO, August 8, 2016 — Gaia, Inc. (NASDAQ: GAIA), a conscious media company, reported financial results for the second quarter ended June 30, 2016.

In July, Gaia completed the sale of its branded consumer product business to Sequential Brands Group, Inc. (NASDAQ: SQBG) and its operating partner Fit For Life LLC. Gross consideration was $167 million, subject to closing costs and standard post-closing adjustments, including net working capital, which is currently scheduled to be finalized by the end of the third quarter. In May, Gaia sold its 51.4% interest in Natural Habitat, Inc. to Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND) for $12.8 million.

From the $120-125 million of expected combined gains realized from these transactions, Gaia’s net operating loss carryforwards shall offset approximately $85-90 million.

The company used the majority of the proceeds to conduct a share repurchase tender offer and acquired 9,637,000 shares of its common stock and 840,000 vested stock options at a fixed price of $7.75 per share. The remaining proceeds will be used to fund the continuing growth and development of the company’s business, as well as general corporate purposes. After the tender, Gaia has approximately 15 million shares outstanding.

“Completing these transactions, following dispositions of our solar energy and DVD distribution businesses, were the final steps on our path to focus on a subscription video streaming business,” said Jirka Rysavy, Gaia’s Chairman and CEO. “We believe these transactions truly unlocked shareholder value. The tender offer price was set at a 34% premium of the year-to-date average trading price of our stock. Because of my belief in the tremendous upside potential for the Gaia business model, I did not participate in the tender for any of my ownership interest, which stands at 38% today, and after eight years I have returned to the CEO position. We now look forward to leveraging our strong balance sheet to enhance subscriber growth across the globe, while developing new content categories to guide our members’ conscious lives.”

Gaia is a global streaming video service and online community delivering curated, commercial-free, conscious media to subscribers across the world. Over 90% of the company’s over 7,000 titles are exclusively available for streaming on Gaia through most devices connected to the Internet. 80% of subscriber views across 120 countries are generated by content produced or owned by Gaia.

In July, Gaia changed its corporate name to Gaia, Inc. (from Gaiam, Inc.) and continues to trade on the NASDAQ under its “GAIA” ticker.

Second Quarter 2016 Financial Results

Reported results are from continuing operations, excluding the results of GAIAM’s branded consumer products business and Natural Habitat for all periods presented, except for certain costs related to disposition that continue for second and third quarter. While the branded business sale closed on July 1, 2016, the assets and liabilities are reported as assets available for sale as of June 30, 2016 and December 31, 2015, and the financial results are reported as discontinued operations for all periods presented.

Gaia’s subscriber count at the end of the second quarter of 2016 grew 45% to 170,000 compared to 117,000 at the end of the second quarter of 2015.

Revenues in the second quarter of 2016 from streaming increased 40% and total revenue increased 28% to $4.2 million from $3.3 million in the same quarter a year-ago due to continued subscriber growth.

Gross profit in the second quarter increased 33% to $3.5 million compared to $2.6 million in the year-ago quarter. Gross margin increased 318 basis points to 82.2% from 79.0% in the second quarter of 2015. The increase in gross margin was due to the leverage gained on Gaia’s costs of streaming due to higher volumes.

Net loss in the second quarter, including one-time costs from both dispositions recorded in the period, was $2.4 million, or $(0.10) per share, compared to a loss of $1.1 million, or $(0.05) per share, in the year ago quarter.

At June 30, 2016, Gaia had $6.2 million in cash and no debt.

Conference Call

Gaia is hosting a conference call today, August 8, 2016, beginning at 5:00 p.m. ET (3:00 p.m. MT). The conference call dial-in numbers are (877) 545-1403 or (719) 325-4747 for international callers, passcode 9361924. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until August 22, 2016 by dialing (877) 870-5176 or (858) 384-5517 for international callers, passcode 9361924.

About Gaia

Gaia is a global digital video streaming service and online community that provides curated conscious media content to its subscribers in 120 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through most devices connected to the Internet and 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, Gaia’s ability to successfully finalize the sale of its branded consumer product business, the level of participation in Gaia’s issuer tender offer, the results from operations of Gaia’s other businesses, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net revenues
Streaming	$3,610	$2,585	$6,839	$5,115
DVD Subscription and other	588	700	1,189	1,276

Total net revenues	4,198	3,285	8,028	6,391

Cost of revenues
Streaming	667	603	1,316	1,177
DVD Subscription and other	80	86	144	176

Total cost of revenues	747	689	1,460	1,353

Gross profit	3,451	2,596	6,568	5,038

Expenses (1):
Selling and operating	4,992	3,176	10,847	7,486
Corporate, general and administration	1,426	1,322	2,776	2,285

Total expenses	6,418	4,498	13,623	9,771

Loss from operations	(2,967)	(1,902)	(7,055)	(4,733)
Interest and other expense, net	(117)	(58)	(153)	(265)

Loss before income taxes	(3,084)	(1,960)	(7,208)	(4,998)
Income tax expense	1	—	2	—

Net loss from continuing operations (1)	(3,085)	(1,960)	(7,210)	(4,998)
Income (loss) from discontinued operations, net of tax	646	843	(2,854)	(11)

Net loss	$(2,439)	$(1,117)	$(10,064)	$(5,009)

Net (loss) income per share —basic and diluted:
From continuing operations	$(0.13)	$(0.08)	$(0.29)	$(0.20)
From discontinued operations	$0.03	$0.03	$(0.12)	$(0.00)

Net loss per share.	$(0.10)	$(0.05)	$(0.41)	$(0.20)

Weighted-average shares outstanding:
Basic	24,580	24,511	24,555	24,501

Diluted	24,580	24,610	24,555	24,501

(1)	Expenses during the three and six months ended June 30, 2016 include one-time expenses associated with the sale of Natural Habitat, the sale of the branded consumer products business, the planned (and now cancelled) spin-off of our subscription business and certain other costs associated with these business that are not allowed to be classified as discontinued operations. We expect certain of these costs to continue through the three months ending September 30, 2016.

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